EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

AMCC (UK) Limited
AMCC France s.a.r.l.
AMCC Italia S.r.l.
AMCC Deutschland GmbH
AMCC Japan Co., Ltd.
Applied Micro Circuits Corporation Canada
AMCC Sales Corporation
AMCC China, Inc.
Applied Micro Circuits Corporation Israel, Ltd.
Law 1111 Limited